                                                                   EXHIBIT 99(a)
SELECTED FINANCIAL DATA

     The following financial data as of December 31, 2000 and 1999 and for the three years ended December 31, 2000 are an integral part of, and should be read in conjunction with, the consolidated financial statements and notes thereto. All other amounts have been prepared from the Company's financial records. Certain amounts below have been restated or reclassified (see Note 1 of Notes to Consolidated Financial Statements, "Notes"). Information concerning significant trends in the financial condition and results of operations is contained in Management's Discussion and Analysis of Financial Condition and Results of Operations included in Exhibit 99(b) of this report.

                                          2000        1999        1998        1997        1996
                                        ---------   ---------   ---------   ---------   ---------
                                                  (MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Revenues(1)...........................  $ 9,586.2   $ 6,603.0   $ 5,667.5   $ 6,810.7   $ 6,140.7
Income from continuing
  operations(2).......................      965.4       354.9       249.1       441.2       503.3
Income (loss) from discontinued
  operations(3).......................     (441.1)     (198.7)     (122.0)      (10.7)      (30.7)
Extraordinary gain (loss)(4)..........         --        65.2        (4.8)      (79.1)         --
Diluted earnings per share:
  Income from continuing operations...       2.15         .79         .56        1.02        1.16
  Income (loss) from discontinued
     operations.......................       (.98)       (.44)       (.28)       (.03)       (.07)
  Extraordinary gain (loss)...........         --         .15        (.01)       (.18)         --
Total assets at December 31...........   34,915.6    21,781.1    17,969.0    15,845.8    14,443.2
Long-term obligations at December
  31..................................    6,830.5     7,240.2     6,363.1     5,225.8     4,983.6
Williams obligated mandatorily
  redeemable preferred securities of
  Trust at December 31................      189.9       175.5          --          --          --
Stockholders' equity at December
  31(5)...............................    5,892.0     5,585.2     4,257.4     4,237.8     4,036.9
Cash dividends per common share.......        .60         .60         .60         .54         .47

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(1) See Note 1 for discussion of the 1998 change in the reporting of certain marketing activities from a "gross" basis to a "net" basis consistent with fair value accounting.

(2) See Note 5 for discussion of asset sales, impairments and other accruals in 2000, 1999 and 1998. Income from continuing operations in 1997 includes a $66 million pre-tax gain on the sale of Williams' interest in the natural gas liquids and condensate reserves in the West Panhandle field in Texas. Income from continuing operations in 1996 includes a $20.8 million pre-tax gain from the sale of certain propane and liquid fertilizer assets.

(3) See Note 3 for the discussion of the 2000, 1999 and 1998 losses from discontinued operations. The loss from discontinued operations for 1997 and 1996 relates to the spinoff of Williams Communications Group, Inc. and the sale of the MAPCO coal business.

(4) See Note 7 for discussion of the 1999 extraordinary gain and 1998 extraordinary loss. The extraordinary loss for 1997 relates to the early retirement of $1.3 billion of debt.

(5) See Note 3 for discussion of the 1999 issuance of subsidiary's common stock.

                                     99(a)-1